Form 10KSB40, Exhibit 13
period 1999-12-31
RIDGEWOOD FINANCIAL INC
filed 2000-03-24
CIK 1068784

EXHIBIT 13

                           Ridgewood Financial, Inc.
Corporate Profile

         On January 7, 1999, our wholly owned subsidiary, Ridgewood Savings Bank of New Jersey, completed its mutual holding company reorganization and we became its parent holding company. Ridgewood Financial, MHC, which is owned and controlled by the depositors of Ridgewood Savings, was also formed as the bank's mutual holding company. Ridgewood Financial MHC conducts no significant business or operations of its own other than holding a majority of our outstanding common stock.

         As part of the reorganization, we completed a minority stock offering and sold 1,494,600 shares of our common stock to the public. We raised approximately $9.8 million in net proceeds which was added to our net worth. Ridgewood Financial, MHC was issued 1,685,400 shares.

         We currently conduct our business through the Bank with three full service offices located in Ridgewood and Mahwah and a mini-branch in the Allendale Community for Mature Living in Allendale, New Jersey. Our fourth branch, which will also be our new headquarters, will be opened in April 2000 in the former MacHugh's retail store on East Ridgewood Avenue. We offer a broad range of deposits and loan products to individuals, families and small businesses. At December 31, 1999, we had assets of $276.8 million, deposits of $201.9 million, and stockholder's equity of $24.6 million.

Stock Market Information

         Our common stock began trading on the NASDAQ National Market under the trading symbol of "RSBI"on January 8, 1999. The following table reflects high and low bid quotations. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

                                                                    Dividends
                         Date                  High ($)    Low ($)  Declared($)
                         ----                  --------    -------  -----------
January 8, 1999 to March 31, 1999............   11.88      7.88           --
April 1, 1999 to June 30, 1999...............    8.44      6.75           --
July 1, 1999 to September 30, 1999...........    7.00      6.38           --
October 1, 1999 to December 31, 1999 1999....    7.00      5.50           --

         The number of shareholders of record of common shares of the record date of March 15, 2000, was approximately 800. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 15, 2000, there were 3,180,000 common shares outstanding. We may not declare or pay a cash dividend on any of our shares if the effect of the declaration or payment of dividends would cause our regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the reorganization, or (2) the regulatory capital requirements imposed by our federal and state regulators.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the ability to control costs and expenses, year 2000 issues and general economic conditions. We undertake no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Overview

         On January 7, 1999, our wholly owned subsidiary, Ridgewood Savings Bank of New Jersey ("Ridgewood Savings"), completed its mutual holding company reorganization and we became its parent holding company. Ridgewood Financial, MHC, which is owned and controlled by the depositors of Ridgewood Savings, was also formed as the bank's mutual holding company. Ridgewood Financial MHC conducts no significant business or operations of its own other than holding a majority of our outstanding common stock.

          As part of the reorganization, we completed a minority stock offering and sold 1,494,600 shares of our common stock to the public. We raised approximately $9.8 million in net proceeds which was added to our net worth. Ridgewood Financial, MHC was issued 1,685,400 shares.

         We currently conduct our business through Ridgewood Savings with three full service offices located in Ridgewood and Mahwah and a mini-branch in the Allendale Community for Mature Living in Allendale, New Jersey. We plan to open our fourth branch, which will also be our new headquarters, in April 2000. We expect that our non-interest expense in fiscal 2000 will increase due to the costs associated with opening a new branch.

         References  in  this   discussion  to  "we,"  "us,"  and  "our,"  refer
collectively to Ridgewood Financial, Inc. and Ridgewood Savings Bank of New Jersey.

Financial Condition

         At December 31, 1999, our total assets remained relatively unchanged at $276.8 million from $274.7 million at December 31, 1998. However the components of our total assets changed as follows.

         Federal funds sold decreased $37.3 million, or 90.5 %, to $3.9 million at December 31, 1999 from $41.2 million at December 31, 1998. At December 31, 1998, federal funds sold included our minority stock offering subscriptions totaling $17.8 million. Of this amount, due to the oversubscription of the stock offering in January 1999, we refunded $8.0 million to subscribers of our minority stock offering. Of the remaining funds, we used $28.3 million of the funds to originate loans and $1.0 million of such funds to renovate our new headquarters.

         Loans receivable, net grew $60.5 million, or 56.5%, to $167.5 million at December 31, 1999 from $107.0 million at December 31, 1998. The growth in our loan portfolio was primarily due to our one-to-four family loan portfolio. At December 31, 1999, our one-to-four family loan portfolio grew $58.1 million to $147.0 million from $88.9 million at December 31, 1998. Of this increase, our fixed rate one-to four family loans increased approximately $31.0 million (of which $15.2 million was purchased during our second quarter) and our adjustable-rate one-to-four family loans increased approximately $28.0 million. In addition to our purchase of one-to-four family loans, such loans increased due to a lower rate environment. The increased capital from our minority stock offering gives us the ability to increase our loan growth and to originate a larger volume of loans.

         During 1999, in conjunction with our asset/liability management strategy, we took advantage of the generally lower interest rate environment and decreased our available for sale mortgage backed securities portfolio $59.4 million. The net funds received from sales and maturities from this portfolio were reinvested into higher yielding investment securities and mortgaged-backed securities and adjustable rate one-to-four family mortgage loans. Investment securities available for sale increased $22.6 million, to $39.5 million at December 31, 1999 from $16.9 million at December 31, 1998 and held to maturity mortgage backed securities increased $6.1 million to $17.3 million at December 31, 1999 from $11.3 million at December 31, 1998. See also Non-Interest Income discussion below.

         At December 31, 1999 our borrowed funds increased $16.2 million to $48.7 million from $32.6 million at December 31, 1998. Of such borrowings, $13.2 million were used for the purchase of our one-to-four family loans and $3.0 million of such funds were used to purchase our new headquarters.

         Our net worth increased $7.2 million to $24.6 million at December 31, 1999 from $17.4 million at December 31, 1998. The increase reflects $9.8 million of net proceeds from our stock offering and $309,000 of net income for the year, which was partially offset by an increase of $1.7 million in accumulated other comprehensive loss and $913,000 due to the implementation of our employee stock ownership plan.

          The increase in other comprehensive accumulated loss resulted from the fluctuation in market value of our investment in available for sale securities. Because of interest rate volatility, accumulated other comprehensive loss and shareholders' equity could materially fluctuate for each interim period and year-end period. The decrease in market value of the investment securities available for sale is considered temporary in nature and will not affect our net income unless the securities are sold. We plan to hold these securities until maturity or until the market values of these securities increase. Accordingly, we do not expect, though there is no assurance, that our investment in these securities will affect net income in future periods. See Notes 3 and 4 to our consolidated financial statements.

Analysis of Net Interest Income

         Our results of operations are primarily dependent on our net interest income, which is the difference between the interest income earned on our assets, primarily loans and investments, and the interest expense on our liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of our operations are also influenced by the level of non-interest expenses, such as employee salaries and benefits and other income, such as loan-related fees, and gains and losses on the sale of securities and loans.

         Net Income. Net income for the year ended December 31, 1999 decreased $418,000, or 57.5%, to $309,000 from $727,000 for the year ended December 31,
1998. Pre-tax income decreased $1.0 million in 1999 as a result of a $1.1 million net loss recognized on the sale of mortgaged-backed securities available for sale.

         Net Interest Income. Net interest income (on a tax equivalent basis) before provision for loan losses increased $670,000, or 12.4%, for the year ended December 31, 1999 to $6.1 million from $5.4 million for the year ended December 31, 1998. The increase was primarily due to the increase in average loans of $28.6 million coupled with a 31 basis point decrease in average cost of funds to 4.71% for 1999 from 5.02 % for 1998. Offsetting the increase in net interest income was a 26 basis point decline in the yield on average interest earning assets to 6.73% for 1999 from 6.99% for 1998. The yield on average interest-earning assets declined in 1999 due to a 48 basis point decrease in yields on loans receivable to 7.41% for 1999 from 7.89% for 1998. Such decrease in loan yields was the result of lower interest rates on originated loans as well as the prepayment and amortization of higher rate loans.

         Provision for loan losses. For the year ended December 31, 1999, the provision for loan losses decreased $102,000, as a result of non-performing loans decreasing $562,000 from fiscal 1998. During 1999, such loans were reclassified to the current loans status. Management continually evaluates the adequacy of the allowance for loan losses, which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers and other relevant factors which may come to the attention of management. Although we maintain our allowance for loan losses at a level that we consider to be adequate to provide for the inherent risk of loss in our loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.

         Non-interest income. Total non-interest income for the year ended December 31, 1999 decreased $1.1 million to a total non-interest net loss of $904,000 from total non-interest income of $199,000 for the year ended December 31, 1998. Such loss was due to the recognition of a loss of $1.1 million on available for sale mortgage-backed securities (collateralized mortgage obligations) portfolio. Due to low yields on these securities and the high levels of prepayments, we decided in the second quarter of 1999 to liquidate this portfolio. The sale of these securities was consummated in July 1999.

         Non-interest expenses. Total non-interest expenses remained relatively unchanged to $4.5 million for the year ended December 31, 1999 from $4.2 million for the year ended December 31, 1998. There were also no material changes in the components which comprised non-interest expense.

         Income taxes. We recognized an income tax benefit of $319,000 for the year ended December 31, 1999 as opposed to income tax expense of $272,000 for the year ended December 31, 1998. The tax benefit in 1999 was primarily the result of our increased levels of tax exempt securities coupled with a $1.0 million decline in net income. See Note 11 to our consolidated financial statements.

Year 2000

         We rely on computers to conduct our business and information systems processing. Industry experts were concerned that on January 1, 2000, some computers might not be able to interpret the new year properly, causing computer malfunctions. Some banking industry experts remain concerned that some computers may not be able to interpret additional dates in the year 2000 properly. We have operated and evaluated our computer operating systems following January 1, 2000 and have not identified any errors or experienced any computer system malfunctions. We will continue to monitor our information systems to assess whether our systems are at risk of misinterpreting any future dates and will develop, if needed, appropriate contingency plans to prevent any potential system malfunction or correct any system failures. We have not been informed of any such problem experienced by our vendors or our customers.

         However, it is too soon to conclude that there will not be any problems arising from the Year 2000 problem. We will continue to monitor our significant vendors of goods and services and customers with respect to any Year 2000 problems they may encounter, as those issues may effect our ability to continue operations, or might adversely affect our financial position, results of operations and cash flows. At this time, we do not believe that these potential problems will materially impact the ability to continue our operations or effect our financial statements. However, any delays, mistakes, or failures could have a significant impact on our financial condition and profitability.

Liquidity And Capital Resources

         Our primary sources of funds include savings, deposits, loan repayments and prepayments, cash flow from operations and borrowed funds, primarily FHLB advances. We use our capital resources principally to fund loan origination and purchases, repay maturing borrowings, purchase investments, and for short-term liquidity needs. We expect to be able to fund or refinance, on a timely basis, our commitments and long-term liabilities. As of December 31, 1999, we had commitments to extend credit of $14.8 million. Certificate of deposit accounts scheduled to mature in less than one year from December 31, 1999 totaled $96.5 million. We expect that we will retain a majority of maturing certificate accounts.

         Our liquid assets consist of cash and cash equivalents, which include investments in highly short-term investments. The level of these assets are dependent on our operating, financing and investment activities during any given period. At December 31, 1999, cash and cash equivalents total $10.5 million. In connection with our new headquarters, at December 31, 1999 we have estimated future capital expenditures of approximately $1.3 million to complete the renovation.

         Net cash provided by our operating activities (the cash effects of transactions that enter into our determination of net income -- e.g., non-cash items, amortization and depreciation, premiums and discounts on mortgage-backed and investment securities, loss (gain ) on sale of securities available for sale and provision for loan losses) for the year ended December 31, 1999 was $3.4 million, an increase of $700,000 from December 31, 1998.

         Net cash used in our investing activities (i.e., cash receipts, primarily from our investment securities and mortgage-backed securities portfolios and our loan portfolio) for the year ended December 31, 1999 totaled $40.1 million, an increase of $19.7 million from December 31, 1998. The increase was primarily attributable to our use of $59.0 million in cash to fund the increase in loan originations, primarily one-to-four family mortgage loans, the use of $5.1 million was used primarily to construct and fully equip our new headquarters, offset by net cash received of $44.4 million due to the net sales and maturities of investment and mortgage-backed securities.

        Net cash provided by our financing activities (i.e., cash receipts primarily from net increases in deposits and borrowed funds ) for the year ended December 31, 1999 totaled $3.7 million, which was the result of our receipt of $16.2 million in borrowings, offset by a $3.6 million decrease in deposits, and $8.0 million in oversubscription refunds to subscribers in our minority stock offering.. During 1999, we used borrowed funds to fund our loan growth, and may continue to do so in the future depending on market conditions, the pricing of deposit products and the pricing of borrowed funds.

         Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on our commitment to make loans and our ability to generate funds. We are also subject to federal regulations that impose certain minimum capital requirements.

[LOGO                         New Jersey Headquarters
 KPMG]                        150 John F. Kennedy Parkway
                              Short Hills, N.J. 07078




                          Independent Auditors' Report


The Board of Directors
Ridgewood Financial, Inc.:


We have audited the consolidated statements of financial condition of Ridgewood Financial, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ridgewood Financial, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



                                        /s/KPMG LLP

January 24, 2000

[LOGO] KMPG LLP. KPMG LLP, A U.S. limited liability partnership is a member of KPMG International, a Swiss association.

                                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                                 Consolidated Statements of Financial Condition

                                           December 31, 1999 and 1998

                                        (In Thousands, Except Share Data)

                              Assets                                                    1999                1998
                                                                                   ----------------    ----------------
Cash and due from banks                                                        $           6,553               2,274
Federal funds sold                                                                         3,900              41,200
                                                                                   ----------------    ----------------
                  Cash and cash equivalents                                               10,453              43,474

Investment securities (note 3):
    Held to maturity (fair value approximates $847 and $1,374
       at December 31, 1999 and 1998, respectively)                                          860               1,354
    Available for sale                                                                    39,476              16,921
Mortgage-backed securities (notes 4 and 9):
    Held to maturity (fair value approximates $17,088 and $11,409
       at December 31, 1999 and 1998)                                                     17,340              11,277
    Available for sale                                                                    28,265              88,390
Loans receivable, net of allowance for loan losses of $924 in
    1999 and $822 in 1998 (notes 5 and 9)                                                167,468             107,021
Accrued interest receivable                                                                1,733               1,387
Premises and equipment, net (note 6)                                                       7,099               2,218
Federal Home Loan Bank stock, at cost (notes 7 and 9)                                      2,622               1,949
Other assets (note 11)                                                                     1,530                 742
                                                                                   ----------------    ----------------
                  Total assets                                                 $         276,846             274,733
                                                                                   ================    ================

               Liabilities and Shareholders' Equity

Liabilities:
    Deposits (note 8):
       Interest bearing                                                        $         195,467             201,424
       Non-interest bearing                                                                6,470               4,105
                                                                                   ----------------    ----------------
                  Total deposits                                                         201,937             205,529

    Borrowed funds (note 9)                                                               48,678              32,557
    Initial public offering subscriptions payable                                             --              17,809
    Advances from borrowers for taxes and insurance                                        1,247                 926
    Accounts payable and other liabilities (note 10)                                         369                 490
                                                                                   ----------------    ----------------
                  Total liabilities                                                      252,231             257,311
                                                                                   ----------------    ----------------
Shareholders' equity (note 15):
    Preferred stock, no par value.  Authorized 5,000,000 shares;
       none issued and outstanding                                                            --                  --
    Common stock, par value $.10.  Authorized  10,000,000 shares;
       3,180,000 shares issued and outstanding in 1999 and
       none in 1998                                                                          318                  --
    Additional paid-in capital                                                             9,428                  --
    Retained earnings                                                                     17,802              17,693
    Unallocated common stock held by employee stock
       ownership plan                                                                       (913)                 --
    Accumulated other comprehensive loss                                                  (2,020)               (271)
                                                                                   ----------------    ----------------
                  Total shareholders' equity                                              24,615              17,422

Commitments and contingencies (note 12)
                                                                                   ----------------    ----------------
                  Total liabilities and shareholders' equity                   $         276,846             274,733
                                                                                   ================    ================

See accompanying notes to consolidated financial statements.

                                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                                        Consolidated Statements of Income

                                       Years ended December 31, 1999, 1998

                                        (In Thousands, Except Share Data)

                                                                                      1999                1998
                                                                                  ----------------    ----------------

Interest income:
    Loans receivable (note 5)                                                 $           9,935               8,312
    Investment securities held to maturity                                                   46                 286
    Investment securities available for sale:
       Taxable                                                                              527                 587
       Tax-exempt                                                                         1,190                 333
    Mortgage-backed securities held to maturity                                             859                 871
    Mortgage-backed securities available for sale                                         3,046               4,831
    Interest on federal funds sold and other short-term
       investments and dividends on FHLB stock (note 7)                                   1,159               1,124
                                                                                  ----------------    ----------------
                     Total interest income                                               16,762              16,344
                                                                                  ----------------    ----------------
Interest expense:
    Deposits (note 8)                                                                     8,844               9,764
    Borrowed funds (note 9)                                                               2,445               1,335
                                                                                  ----------------    ----------------
                     Total interest expense                                              11,289              11,099
                                                                                  ----------------    ----------------
                     Net interest income before pro-
                        vision for loan losses                                            5,473               5,245

Provision for loan losses (note 5)                                                          102                 204
                                                                                  ----------------    ----------------
                     Net interest income                                                  5,371               5,041
                                                                                  ----------------    ----------------
Non-interest income (loss):
    Fees and service charges                                                                157                 140
    (Loss) gain on sale of securities (notes 3 and 4)                                    (1,068)                 24
    Gain on sale of loans                                                                    --                  21
    Other                                                                                     7                  14
                                                                                  ----------------    ----------------
                     Total non-interest (loss) income                                      (904)                199
                                                                                  ----------------    ----------------
Non-interest expense:
    Salaries and benefits (note 10)                                                       2,364               2,238
    Occupancy and equipment (notes 6 and 12)                                              1,217               1,145
    Advertising and promotion                                                               130                 150
    SAIF deposit insurance premium                                                          119                 118
    Other expenses                                                                          647                 590
                                                                                  ----------------    ----------------
                     Total non-interest expense                                           4,477               4,241
                                                                                  ----------------    ----------------
                     (Loss) income before income taxes                                        (10)              999

Income tax (benefit) expense (note 11)                                                       (319)              272
                                                                                  ----------------    ----------------
                     Net income                                               $             309                 727
                                                                                  ================    ================
Earnings per common share:
    Basic                                                                     $              0.10                --
    Diluted                                                                                  0.10                --
                                                                                  ================    ================
Weighted average shares outstanding:
    Basic                                                                     $       3,092,645                  --
    Diluted                                                                           3,092,645                  --
                                                                                  ================    ================

See accompanying notes to consolidated financial statements.

                               RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                      Consolidated Statements of Changes in Shareholders' Equity

                             Years ended December 31, 1999, 1998 and 1997

                                            (In Thousands)

                                                                                                          Accu-
                                                                                          Unallocated    mulated
                                       Shares                                                common         other
                                         of                   Additional                    stock         compre-
                                       common         Common   paid-in       Retained       held by        hensive         Total
                                       stock          stock    capital       earnings       the ESOP    income (loss)      equity
                                       ---------    --------  -----------   ------------   -----------------------------------------

Balance at December 31, 1997             --       $     --        --           16,966          --              228          17,194
                                       ---------    --------  -----------   ------------   -----------    -----------   ------------

Comprehensive income (loss):
   Net income                                                                     727                         --               727
   Other comprehensive loss -
     unrealized holding losses
     on securities arising
     during the period (net of
     benefit of $(290))                                                          --                           (514)           (514)
   Less reclassification
     adjustment for gains in net
     income (net of tax of $9)                                                   --                             15              15
                                       ---------    --------  -----------   ------------   -----------    -----------   ------------

       Total comprehensive income                                                                                              228
                                                                                                                        ------------

Balance at December 31, 1998             --             --        --           17,693          --             (271)         17,422
                                       ---------    --------  -----------   ------------   -----------    -----------   ------------

Comprehensive income (loss):
   Net income                                                                     309                                          309
   Other comprehensive loss -
     unrealized holding losses on
     securities arising during the
     period (net of benefit
     of $(1,367))                                                                                           (2,433)         (2,433)
   Less reclassification adjustment
     for losses in net income
     (net of benefit of $384)                                                                                  684             684
                                                                                                                        ------------

       Total comprehensive loss                                                                                             (1,440)
                                                                                                                        ------------

   Net proceeds from common
     stock offering (net of
     expenses of $700)                  3,180            318     9,433                                                       9,751
   Capitalization of
     Mutual Holding Company                                                      (200)                                        (200)
   Unallocated common stock
     acquired by the ESOP                --                                                    (968)                          (968)
   Allocation of ESOP stock              --                         (5)                          55                             50
                                       ---------    --------  -----------   ------------   -----------    -----------   ------------
Balance at December 31, 1999            3,180     $      318     9,428         17,802          (913)        (2,020)         24,615
                                       =========    ========  ===========   ============   ===========    ===========   ============


See accompanying notes to consolidated financial statements.

                                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                                      Consolidated Statements of Cash Flows

                                     Years ended December 31, 1999 and 1998

                                                 (In Thousands)

                                                                                            1999             1998
                                                                                        --------------  ---------------
Cash flows from operating activities:
    Net income                                                                       $          309              727
    Adjustments to reconcile net income to net cash provided by operating activities:
          Depreciation                                                                          212              205
          Amortization of loan fees                                                            (231)            (131)
          Premiums and discounts on mortgage-backed and
            investment securities                                                             3,245            1,146
          Proceeds from loan sales                                                               --              771
          Gain on sale of loans                                                                  --              (21)
          Loans originated for resale                                                            --               --
          Disposal of premises and equipment                                                     --               77
          Loss (gain) on sale of securities available for sale                                1,068              (24)
          Provision for loans losses                                                            102              204
          Increase in deferred taxes                                                         (1,063)            (270)
          (Increase) decrease in accrued interest receivable                                   (346)             222
          Decrease in other assets, net                                                         275              126
          Decrease in other liabilities                                                        (123)            (308)
                                                                                        --------------  ---------------
                   Net cash provided by operating activities                                  3,448            2,724
                                                                                        --------------  ---------------
Cash flows from investing activities:
    Net increase in first mortgage loans                                                    (45,295)          (1,416)
    Purchase of first mortgage loans                                                        (15,180)              --
    Purchase of mortgage-backed securities held to maturity                                  (8,247)              --
    Purchase of mortgage-backed securities available for sale                                  (969)         (69,435)
    Principal collected on mortgage-backed securities                                        27,200           32,316
    Proceeds from sales of mortgage-backed securities available
       for sale                                                                              34,344               --
    Purchase of investment securities available for sale                                    (30,305)         (13,642)
    Proceeds from sales of securities available for sale                                      3,674           10,522
    Maturities and calls of investment securities held to maturity                               --            7,896
    Maturities and calls of investment securities available for sale                             --           13,200
    Principal collected on investment securities                                                332              374
    Purchase of premises and equipment                                                       (5,093)            (247)
    Purchase of Federal Home Loan Bank stock                                                   (673)              --
    Proceeds from collection of loan fees                                                        40               36
    Allocation of employee stock ownership shares                                                50               --
                                                                                        --------------  ---------------
                   Net cash used in investing activities                                    (40,122)         (20,396)
                                                                                        --------------  ---------------

                                       13                            (Continued)

                                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                                      Consolidated Statements of Cash Flows

                                     Years ended December 31, 1999 and 1998

                                                 (In Thousands)

                                                                                            1999               1998
                                                                                      --------------       -----------
Cash flows from financing activities:
    Net (decrease) increase in deposits                                              $       (3,592)          11,640
    Proceeds from borrowed funds                                                             16,150           31,800
    Repayment of borrowed funds                                                                  --          (15,525)
    Net increase in advances from borrowers for
       taxes and insurance                                                                      321               24
    (Decrease) increase in initial public offering subscription
       payable                                                                              (17,809)          17,809
    Net proceeds from initial public offering                                                 9,751               --
    Purchase of employee stock ownership plan stock                                            (968)              --
    Capitalization of mutual holding company                                                   (200)              --
                                                                                        --------------  ---------------
                   Net cash provided by financing activities                                  3,653           45,748
                                                                                        --------------  ---------------
                   Net (decrease) increase in cash and cash
                      equivalents                                                           (33,021)          28,076

Cash and cash equivalents at beginning of year                                               43,474           15,398
                                                                                        --------------  ---------------
Cash and cash equivalents at end of year                                             $       10,453           43,474
                                                                                        ==============  ===============
Supplemental disclosures of cash flow information - cash payments for:
       Interest on deposits and borrowed funds                                       $       11,302           11,096
                                                                                        ==============  ===============
       Income taxes                                                                  $          124              477
                                                                                        ==============  ===============

See accompanying notes to consolidated financial statements.

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


 (1)   Conversion and Reorganization

     On June 22, 1998, the Board of Directors of Ridgewood Savings Bank of New Jersey (the Bank) adopted a Plan of Conversion to convert from a New Jersey chartered mutual savings bank to a New Jersey chartered stock savings bank. The Bank is now a wholly-owned subsidiary of Ridgewood Financial, Inc. (the Company), a holding company formed by the Bank.

     The Company is a savings bank holding company that was incorporated in July 1998 under the laws of the state of New Jersey for the purpose of acquiring all of the issued and outstanding common stock of the Bank. This acquisition occurred in January 1999. At that time the Bank simultaneously converted from a mutual to stock institution and sold all of its outstanding capital stock to the Company. The Company made its initial public offering of common stock and provided additional shares of common stock to Ridgewood Financial, MHC, a mutual holding company that holds 53% of the outstanding shares of the Company.

     The reorganization and conversion, including the initial public offering of the common stock of the Company, was completed on January 7, 1999, resulting in the issuance of 3,180,000 shares of common stock, $0.10 par value per share, of the Company of which 1,494,600 shares (47%) were sold at a purchase price per share of $7.00 and 1,685,400 shares (53%) were issued to Ridgewood Financial, MHC, resulting in gross proceeds of $10.5 million. Total expenses were approximately $700,000, resulting in net proceeds of $9.8 million.

     Approximately half of the net proceeds were paid directly by the Company to the Bank in return for 100,000 shares of common stock, $2.00 par value per share, of the Bank (100% of the issued and outstanding shares of the Bank). In addition, $200,000 was provided to Ridgewood Financial, MHC by the Bank. The remaining net proceeds were retained by the Company.

     Concurrent with the conversion and reorganization, the Company established an Employee Stock Ownership Plan (ESOP) and a Restricted Stock Plan (RRP) for the benefit of employees and directors. The ESOP will purchase 8% of the number of shares sold in the offering, in the open market, using a loan from the Company. The RRP may be submitted for stockholder approval at a later date. If implemented, the RRP would purchase up to 4% of the number of shares sold in the offering. In addition, a stock option plan may be submitted for stockholders' approval in the future. If implemented, up to 10% of the number of shares sold in the offering would be reserved for issuance through exercise of options for common stock.

     As part of the conversion, 5,000,000 shares of preferred stock at no par value were authorized; however, none were issued. Included in the Bank's financial statements at December 31, 1998 was $17.8 million of subscriptions payable related to the offering.

     Upon a complete liquidation of the Bank after the conversion, the Company, as holder of the Bank's common stock, would be entitled to any assets remaining upon a liquidation of the Bank. Each depositor would not have a claim in the assets of the Bank. However, upon a complete liquidation of the MHC after the conversion, each depositor would have a claim, up to the pro rata value of his or her accounts, in the assets of the MHC remaining after the claims of the creditors of the MHC are satisfied. Depositors who have liquidation rights in the Bank immediately prior to the conversion will continue to have such rights in the MHC after the conversion for so long as they maintain deposit accounts in the Bank after the conversion.

                                       15                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


       Costs incurred that were directly associated with the conversion were deferred as of December 31, 1998 and were deducted from the proceeds of the shares sold in the conversion in January 1999.


 (2)   Summary of Significant Accounting Policies

       Business Activities

       The sole operations of the Company are conducted by the Bank. The Bank grants residential, commercial and consumer loans to, and accepts deposits from, customers from three branches located in northeastern New Jersey. The Bank is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. The Bank operates in one segment, which is community banking.

       Basis of Financial Statement Presentation

       The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include the accounts of Ridgewood Financial, Inc. and its wholly-owned subsidiary, Ridgewood Savings Bank of New Jersey. All significant intercompany transactions have been eliminated. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from these estimates.

       Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in settlement of loans. In connection with the determination of the allowance for loan losses and valuation of real estate owned, management generally obtains independent appraisals for significant properties.

       Cash and Cash Equivalents

       For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

       Investment Securities

       Management determines the appropriate classification of securities as either held to maturity or available for sale at the purchase date. Debt securities that management has the ability and intent to hold to maturity are classified as held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts. Other securities are classified as available for sale and are carried at fair value.
       Unrealized gains and losses on securities available for sale are recognized as a component of other comprehensive income, net of income taxes, which is included in equity. Premiums and discounts are amortized using the level yield method. The cost of securities sold is recognized using the specific identification method.


                                       16                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


       Mortgage-backed Securities

       Management determines the appropriate classification of mortgage-backed securities as either held to maturity or available for sale at the purchase date. Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by third parties. Mortgage-backed securities that management has the intent and ability to hold to maturity are classified as held to maturity and carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. All other mortgage-backed securities are classified as available for sale and are carried at fair value. Unrealized gains and losses on mortgage-backed securities available for sale are recognized as a component of other comprehensive income, net of income taxes, which is included in equity. Premiums and discount are amortized using the level yield method, adjusted for any prepayments. The cost of securities sold is determined using the specific identification method.

       Loans Held for Sale

       Loans originated and held for sale are carried at the lower of cost or fair value determined on an aggregate basis. Net unrealized losses are recognized in a valuation allowance through charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method.

       The Bank recognizes separate assets for the rights to service for others mortgage loans that have been acquired through purchase or origination. These rights are amortized over the estimated net servicing life of the loans and are evaluated for impairment based on their fair value on a quarterly basis. The fair value of the rights is estimated using the present value of future cash flows and assumptions regarding prepayment estimates, cost of servicing, discount rates and loan terms. Any impairments to the value of the rights are recognized as a direct effect to amortization.

       Loans Receivable and Allowance for Loan Losses

       Loans receivable are stated at unpaid principal balances less the allowance for loans losses and net deferred loan origination fees. Interest income on loans is accrued and credited to interest income as earned. Loan origination and commitment fees are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method.

       The allowance for loan losses is increased by charges to income through a provision for loan losses and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.

       Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions in the Bank's market area. In addition, various regulatory agencies, as an integral part of their routine examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.


                                       17                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

       Loans are placed on nonaccrual status when a loan is specifically determined to be impaired based on management's periodic evaluation. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific nonaccrual loans unless the likelihood of further loss is remote and only to the extent of interest payments received.

       The Bank has defined the population of impaired loans to be all nonaccrual and restructured commercial loans, and certain other performing loans considered to be impaired as to principal and interest. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and installment loans, are excluded from the impaired loan portfolio. At December 31, 1999 and 1998, the Bank has no impaired loans.

       Premises and Equipment

       Land is carried at cost. Premises and equipment, including leasehold improvements, are carried at cost less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets. Estimated useful lives are 40 years for premises and 3 to 10 years for furniture and equipment. Leasehold improvements are depreciable over the term of the leases.

       Foreclosed Real Estate

       Real estate properties acquired through foreclosure are initially recorded at the lower of amortized cost or estimated fair value, less estimated costs to sell at the date of foreclosure. Estimated fair value is derived from independent appraisals. Costs relating to development and improvements of property are capitalized, whereas costs relating to the holding of property are expensed.

       Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value, less estimated costs to sell.

       Comprehensive Income

       Other comprehensive income includes items previously recorded directly to equity, such as unrealized gains and losses on securities available for sale. Comprehensive income is presented in the consolidated statements of changes in shareholders' equity.

       Income Taxes

       Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                                       18                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

       Employee Stock Ownership Plan

       An ESOP was established January 1, 1998 for the exclusive benefit of participating employees of the Bank. Participating employees are employees who have completed one year of service with the Bank and have attained the age of 21. Upon completion of the Plan of Reorganization and Stock Issuance, the ESOP acquired 8% of the total shares (119,568 shares) issued in the subscription offering. The purchase was funded through a loan obtained from the Company. The loan is expected to be repaid over a term of ten years at an annual interest rate equal to the prevailing prime interest rate. The loan is secured by the shares purchased and earnings of the ESOP assets.

       When a principal payment is made on the loan, the pro rata number of shares is allocated to the eligible employees in accordance with the provisions of the ESOP. During 1999, 5,854 of the 119,568 shares were allocated. In addition, 6,250 shares were allocated in 1998 based on a cash contribution to the Plan. The outstanding principal balance of the ESOP loan is treated as a reduction in shareholders' equity. ESOP shares scheduled to be released at the ESOP's year end are included as shares outstanding for calculation of earnings per share on a pro rata basis throughout the year.

       Dividends on unallocated shares used to pay debt service are reported as a reduction of debt or of accrued interest payable. Dividends on allocated shares are charged to retained earnings. The Company did not declare any dividends during 1999. The Company recognizes compensation cost equal to the fair value of the shares committed to be released. During 1999, the Company recognized compensation expense of $50,000. The fair value of unearned ESOP shares at December 31, 1999 is $591,000.

       Earnings Per Common Share

       Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. ESOP shares scheduled to be released at the ESOP's year end are included as shares outstanding for calculation of earnings per share on a pro rata basis throughout the year. Earnings per share are not reported for the year ended December 31, 1998 as there were no shares outstanding.

       Recent Accounting Pronouncements

       In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. In June 1999, the FASB issued SFAS No. 137, an amendment of SFAS No. 133 which defers the effective date to periods beginning after June 15, 2000. The Company does not expect the adoption of SFAS No. 133 to have a material impact on its consolidated financial statements.

       Reclassifications

       Certain reclassifications have been made to the 1998 consolidated financial statements to conform to the 1999 presentation.

                                       19                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

 (3)   Investment Securities

       At December 31, 1999 and 1998, securities held to maturity consist of the following (in thousands):

                                                                         December 31, 1999
                                                 -------------------------------------------------------------------

                                                                      Gross            Gross
                                                   Amortized        unrealized       unrealized           Fair
                                                      cost            gains            losses            value
                                                 ---------------  ---------------  ---------------   ---------------
           U.S agencies                       $           860               --              (13)              847
                                                 ===============  ===============  ===============   ===============

                                                                         December 31, 1998
                                                 -------------------------------------------------------------------
                                                                      Gross            Gross
                                                   Amortized        unrealized       unrealized           Fair
                                                      cost            gains            losses            value
                                                 ---------------  ---------------  ---------------   ---------------
           U.S agencies                       $         1,354               20               --             1,374
                                                 ===============  ===============  ===============   ===============

       At  December  31,  1999,  none  of  these   securities  were  pledged  as
collateral.

       At December 31, 1999 and 1998, securities available for sale consist of the following (in thousands):

                                                                         December 31, 1999
                                                 -------------------------------------------------------------------
                                                                      Gross            Gross
                                                   Amortized        unrealized       unrealized           Fair
                                                      cost            gains            losses            value
                                                 ---------------  ---------------  ---------------   ---------------
           Municipal securities               $        25,842               --           (2,586)           23,256
           Corporate bonds                              7,044               --             (123)            6,921
           U.S. treasuries                              2,001               --               (1)            2,000
           U. S. agencies                               7,410                9             (120)            7,299
                                                 ---------------  ---------------  ---------------   ---------------
                                              $        42,297                9           (2,830)           39,476
                                                 ===============  ===============  ===============   ===============

                                                                         December 31, 1998
                                                 -------------------------------------------------------------------
                                                                      Gross            Gross
                                                   Amortized        unrealized       unrealized           Fair
                                                      cost            gains            losses            value
                                                 ---------------  ---------------  ---------------   ---------------
           Municipal securities               $        13,747              335             (181)           13,901
           Corporate bonds                              1,516                6               --             1,522
           U. S. agencies                               1,467                1               --             1,468
           Equity securities                                8               22               --                30
                                                 ---------------  ---------------  ---------------   ---------------
                                              $        16,738              364             (181)           16,921
                                                 ===============  ===============  ===============   ===============


                                       20                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


       At December 31, 1999, securities of $846,998 were pledged for municipal deposits.

       The following is a summary of maturities of debt securities as of December 31, 1999 (in thousands):

                                                         Securities held                 Securities available
                                                           to maturity                         for sale
                                                 --------------------------------  ---------------------------------
                                                   Amortized           Fair          Amortized            Fair
                                                      cost            value             cost             value
                                                 ---------------  ---------------  ---------------   ---------------
           Amounts maturing in:
              One year or less                $            --               --            2,041             2,040
              After one year through five
                  years                                   403              394           15,386            15,079
              After five years through
                  ten years                                --               --            2,245             2,116
              After ten years                             457              453           22,625            20,241
                                                 ---------------  ---------------  ---------------   ---------------
                                              $           860              847           42,297            39,476
                                                 ===============  ===============  ===============   ===============

       Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

       Proceeds from sales of investment securities available for sale and the realized gross gains and losses from those sales are as follows (in thousands):

                                                                 Years ended December 31
                                                             ---------------------------------
                                                                  1999              1998
                                                             ---------------   ---------------
                Proceeds from sales                       $         3,674            10,522
                                                             ===============   ===============
                Gross realized gains                      $            39                24
                                                             ===============   ===============

 (4)   Mortgage-backed Securities

       At December 31, 1999 and 1998, mortgage-backed securities held to maturity consist of the following (in thousands):

                                                                    December 31, 1999
                                            ------------------------------------------------------------------
                                                                 Gross            Gross
                                              Amortized        unrealized       unrealized          Fair
                                                 cost            gains            losses           value
                                            ---------------  ---------------  ---------------  ---------------
                GNMA                     $         3,319               17              (40)           3,296
                FHLMC                              1,931                5              (44)           1,892
                FNMA                              12,090               16             (206)          11,900
                                            ---------------  ---------------  ---------------  ---------------

                                         $        17,340               38             (290)          17,088
                                            ===============  ===============  ===============  ===============

                                       21                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

                                                                    December 31, 1998
                                            ------------------------------------------------------------------
                                                                 Gross            Gross
                                              Amortized        unrealized       unrealized          Fair
                                                 cost            gains            losses           value
                                            ---------------  ---------------  ---------------  ---------------
                GNMA                     $         2,378               36               --            2,414
                FHLMC                              2,333               22               (3)           2,352
                FNMA                               6,566               85               (8)           6,643
                                            ---------------  ---------------  ---------------  ---------------
                                         $        11,277              143              (11)          11,409
                                            ===============  ===============  ===============  ===============

       At December 31, 1999, securities of $8.7 million were pledged as collateral.

       At December 31, 1999 and 1998, mortgage-backed securities available for sale consist of the following (in thousands):

                                                                    December 31, 1999
                                            ------------------------------------------------------------------
                                                                 Gross            Gross
                                              Amortized        unrealized       unrealized          Fair
                                                 cost            gains            losses           value
                                            ---------------  ---------------  ---------------  ---------------
                GNMA                     $           608               --               --              608
                FHLMC                             14,144               20             (137)          14,027
                FNMA                              13,848               15             (233)          13,630
                                            ---------------  ---------------  ---------------  ---------------
                                         $        28,600               35             (370)          28,265
                                            ===============  ===============  ===============  ===============

                                                                    December 31, 1998
                                            ------------------------------------------------------------------
                                                                 Gross            Gross
                                              Amortized        unrealized       unrealized          Fair
                                                 cost            gains            losses           value
                                            ---------------  ---------------  ---------------  ---------------
                GNMA                     $         3,845               16              (11)           3,850
                FHLMC                             36,415              325             (509)          36,231
                FNMA                              48,737              125             (553)          48,309
                                            ---------------  ---------------  ---------------  ---------------

                                         $        88,997              466           (1,073)          88,390
                                            ===============  ===============  ===============  ===============

       At December 31, 1999, securities of $18.4 million were pledged as collateral.

                                       22                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


       The following is a summary of maturities of mortgage-backed securities as of December 31, 1999 (in thousands):

                                                         Mortgage-backed                   Mortgage-backed
                                                         securities held                 securities available
                                                           to maturity                         for sale
                                                 --------------------------------  ---------------------------------
                                                   Amortized           Fair          Amortized            Fair
                                                      cost            value             cost             value
                                                 ---------------  ---------------  ---------------   ---------------
           Amounts maturing in:
              One year or less                $            --               --              139               140
              After one year through five
                  years                                   938              915            3,036             3,003
              After five years through
                  ten years                             2,381            2,328           19,175            18,897
              After ten years                          14,021           13,845            6,250             6,225
                                                 ---------------  ---------------  ---------------   ---------------
                                              $        17,340           17,088           28,600            28,265
                                                 ===============  ===============  ===============   ===============

       Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

       Proceeds from sales of mortgage-backed securities available for sale and the realized gross gains and losses from those sales are as follows (in thousands):

                                                                        Years ended December 31
                                                                -----------------------------------------
                                                                      1999                  1998
                                                                ------------------    ------------------
                Proceeds from sales                        $             34,344                    --
                                                                ==================    ==================
                Gross realized gains                       $                 --                    --
                                                                ==================    ==================
                Gross realized losses                      $             (1,107)                   --
                                                                ==================    ==================

       There were no sales of mortgage-backed securities available for sale during 1998.

                                       23                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

(5)   Loans

       The following is a summary of loans at December 31, 1999 and 1998 (in thousands):

                                                                                1999              1998
                                                                           ---------------   ---------------
           First mortgage loans:
              Secured by one- to four-family residences                 $       146,971            88,936
              Secured by other property                                           6,932             8,032
                                                                           ---------------   ---------------
                             Total first mortgage loans                         153,903            96,968
                                                                           ---------------   ---------------
           Commercial loans                                                       1,689               497
                                                                           ---------------   ---------------
           Consumer loans:
              Equity                                                             12,612            10,397
              Education                                                              28                36
              Loans to depositors, secured by  savings                              214               202
              Other                                                                  69                58
                                                                           ---------------   ---------------
                             Total consumer loans                                12,923            10,693
                                                                           ---------------   ---------------
           Less:
              Net deferred loan fees                                                123               315
              Allowance for loan losses                                             924               822
                                                                           ---------------   ---------------
                                                                        $       167,468           107,021
                                                                           ===============   ===============

       Loans serviced for others amounted to $4,669,000 at December 31, 1999 and $5,171,000 at December 31, 1998.

       Activity in the allowance for loan losses for the years ended December 31, 1999 and 1998 is summarized as follows (in thousands):

                                                                    1999             1998
                                                               ---------------  ---------------
                Balance at beginning of year                $           822              618
                Provision charged to income                             102              204
                                                               ---------------  ---------------
                Balance at end of year                      $           924              822
                                                               ===============  ===============

       The balance of nonaccrual loans for which interest income has been reduced totals approximately $133,000 and $695,000 at December 31, 1999 and 1998, respectively. Interest income that would have been recorded under the original terms of such loans approximated $8,000 and $17,000, for the years ended December 31, 1999 and 1998, respectively. There were no commitments to lend additional funds to borrowers whose loans were classified as nonaccrual.

                                       24                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


 (6)   Premises and Equipment

       Premises and equipment at December 31, 1999 and 1998 consists of the following (in thousands):

                                                                                    1999             1998
                                                                               ---------------  ---------------
                Land                                                        $         1,052              527
                Building and improvements                                             5,128              607
                Leasehold improvements                                                  800              798
                Furniture, fixtures and equipment                                     1,100            1,055
                                                                               ---------------  ---------------
                                                                                      8,080            2,987

                Less accumulated depreciation                                           981              769
                                                                               ---------------  ---------------
                                                                            $         7,099            2,218
                                                                               ===============  ===============

       Depreciation expense for the years ended December 31, 1999 and 1998 amounted to $212,000 and $205,000, respectively.


 (7)   Federal Home Loan Bank Stock

       The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank of New York (FHLB). The FHLB paid dividends at an effective rate of 6.81% and 7.20% for the years ended December 31, 1999 and 1998, respectively.

 (8)   Deposits

       Deposits at December 31, 1999 and 1998 are summarized as follows (in thousands):

                                                         1999                                 1998
                                             --------------------------------     --------------------------------
                                                                 Weighted                             Weighted
                                                 Amount        average rate           Amount        average rate
                                             ---------------  ---------------     ---------------  ---------------
           Non-interest bearing          $          6,470               --%              4,105              --%
           NOW accounts                            12,582           2.22                11,407           1.83
           Passbook                                32,893           3.24                31,555           3.01
           Money market                             4,202           2.91                 4,504           3.00
           Certificates of deposit                145,790           5.21               153,958           5.50
                                             ---------------  ===============     ---------------  ===============
                                         $        201,937                      $       205,529
                                             ===============                      ===============

                                       25                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


       The aggregate amount of certificate of deposit accounts with a minimum denomination of $100,000 was approximately $18.8 million and $17.4 million at December 31, 1999 and 1998, respectively.

       At December 31, 1999 and 1998, scheduled maturities of certificates of deposit are as follows (in thousands):

                                                                                   1999             1998
                                                                              ---------------  ---------------
                One year or less                                           $        96,488          127,031
                One year to two years                                               43,066           22,162
                Two years to three years                                             3,731            4,765
                Three years to four years                                            2,443               --
                Five years or more                                                      62               --
                                                                              ---------------  ---------------
                                                                           $       145,790          153,958
                                                                              ===============  ===============

       Interest expense on deposits for the years ended December 31, 1999 and 1998 is summarized as follows (in thousands):

                                                                 1999              1998
                                                            ---------------   ---------------
                NOW accounts                             $           281               252
                Passbook                                             980               948
                Money market                                         126               123
                Certificates of deposit                            7,457             8,441
                                                            ---------------   ---------------
                                                         $         8,844             9,764
                                                            ===============   ===============

(9)   Borrowed Funds

       Borrowed  funds at December 31, 1999 and 1998 are summarized as follows :
(in thousands):

                                                       1999             1998
                                                  ---------------  -------------
                Advances from the FHLB         $        48,678           32,557
                                                  ===============  =============

                                       26                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


       Pursuant to collateral agreements with the FHLB, advances are secured by all stock in the FHLB, mortgage-backed securities and qualifying first mortgage loans. Advances at December 31, 1999 have maturity dates as follows (in thousands):

                         2000                                   $          5,650
                         2001                                              2,000
                         2002                                              4,200
                         2003                                              5,500
                         2004                                              3,000
                         2005                                              2,000
                         2006                                                503
                         2008                                             16,000
                         2009                                              9,825
                                                                    ------------
                                                                $         48,678
                                                                    ============

       The interest rates on advances ranged from 4.65% to 6.76% and from 4.65% to 6.76% at December 31, 1999 and 1998, respectively. The weighted average interest rate on FHLB advances at December 31, 1999 and 1998 was 5.55%, and 5.41%, respectively.


(10)   Employee Retirement Plans

       Pension Plan

       The Bank has a defined benefit pension plan covering substantially all employees. The benefits are computed using an average of the employee's compensation for the highest five years during the last ten years of employment. The Bank funds an amount equal to the maximum allowable deduction for tax purposes as reported by the Bank's actuary. Plan assets consist primarily of mutual funds.

       Supplemental Executive Retirement Plan

       In 1998, the Bank  established a supplemental  executive  retirement plan
       (SERP) for the benefit of its senior officers. The SERP provides that the participant may receive additional retirement income in addition to benefits payable under the Bank's defined benefit pension plan. Benefits are calculated as 60% of final average earnings upon retirement at age 65, reduced by benefits payable under the Bank's defined benefit pension plan and Social Security benefits. Benefits payable prior to age 65 will be reduced by 1% per month of early retirement. The SERP is unfunded.

       Directors Consultant and Retirement Plan

       In 1998, the Bank established a directors  consultant and retirement plan
       (DRP) which provides retirement benefits to directors following retirement after age 60 and completion of at least 10 years of service. If a director becomes a consulting director to the Board of Directors (Board) upon retirement then he or she will receive a monthly payment equal to between 50% and 80% of the Board fee in effect at the date of retirement for a period of 120 months; such level of benefits is based upon years of service as of the retirement date. The DRP is unfunded.


                                       27                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


       The following table shows the funded status of the Bank's defined benefit plan, SERP and DRP and the amount reported in the consolidated statements of financial condition at December 31, 1999 and 1998 (in thousands):

                                                                                           1999             1998
                                                                                      ---------------  ---------------
       Change in benefit obligation:
          Benefit obligation at beginning of year                                  $         1,648              707
          Benefit obligation related to past service liability on new plans                     --              821
          Service cost                                                                         172              123
          Interest cost                                                                        108               78
          Benefits paid                                                                        (84)             (83)
          Actuarial (gain) loss                                                               (291)               2
                                                                                      ---------------  ---------------
          Benefit obligation at end of year                                                  1,553            1,648
                                                                                      ---------------  ---------------
       Change in plan assets:
          Fair value of plan assets at beginning of year                                       755              730
          Actual return on plan assets                                                         133               87
          Employer contributions                                                                67               21
          Benefits paid                                                                        (84)             (83)
                                                                                      ---------------  ---------------
          Fair value of plan assets at end of year                                             871              755
                                                                                      ---------------  ---------------
                         Funded status                                                        (682)            (893)

       Unrecognized gain                                                                      (426)             (32)
       Unrecognized past service liability                                                     699              773
       Other                                                                                    34                6
                                                                                      ---------------  ---------------
                         Accrued pension liability                                 $          (375)            (146)
                                                                                      ===============  ===============

       Weighted average assumptions used to develop the net periodic pension costs are as follows (in thousands):

                                                                 1999              1998
                                                            ---------------   ---------------
                Discount rate                                     8.0%              6.8%
                Expected long-term rate of return
                    on assets                                     8.0               8.0
                Rate of increase in compensation
                    levels                                        5.5               4.5
                                                            ===============   ===============

                                       28                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


       Listed below are the components of pension expense for the years ended December 31, 1999 and 1998 (in thousands):

                                                                 1999              1998
                                                            ---------------   ---------------
                Service cost                             $           172               123
                Interest cost                                        108                78
                Expected return on plan
                    assets                                           (63)              (53)
                Unrecognized past service
                    liability                                         74                54
                Other components                                       6                --
                                                            ---------------   ---------------
                              Net periodic pension
                                  cost                   $           297               202
                                                            ===============   ===============

       Profit-sharing Plan

       The Bank has a 401(k) profit-sharing plan covering substantially all employees. The plan provides for the Bank to match 50% of an employee's contribution up to 4% of an individual's salary. Contributions to the plan for the years ended December 31, 1999 and 1998 were approximately $23,000 and $22,000, respectively.


(11)   Income Taxes

       Income tax expense (benefit) for the years ended December 31, 1999 and 1998 is summarized as follows (in thousands):

                                                                        1999             1998
                                                                   ---------------  ---------------
           Current:
               Federal                                         $           (258)             495
               State                                                         19               47
                                                                   ---------------  ---------------

                                                               $           (239)             542
                                                                   ===============  ===============

                                       29                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


                                                                        1999             1998
                                                                   ---------------  ---------------
           Deferred:
               Federal                                         $            (77)            (252)
               State                                                         (3)             (18)
                                                                   ---------------  ---------------
                                                                            (80)            (270)
                                                                   ---------------  ---------------
           Total:
               Federal                                                     (335)             243
               State                                                         16               29
                                                                   ---------------  ---------------
                                                               $           (319)             272
                                                                   ===============  ===============

       Total income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rates of 34% to income before income taxes as a result of the following (in thousands):

                                                                        1999             1998
                                                                   ---------------  ---------------
           Expected income tax (benefit) expense
               at federal tax rate                             $             (3)             340
           (Decrease) increase in taxes
               resulting from:
                  State income tax, net of
                    federal income tax effect                                11               19
                  Tax-exempt interest                                      (406)            (113)
                  Disallowed interest expense                                77               --
                  Other, net                                                  2               26
                                                                   ---------------  ---------------
                                                               $           (319)             272
                                                                   ===============  ===============

       Total income tax expense (benefit) for the years ended December 31, 1999 and 1998 was allocated as follows (in thousands):

                                                                        1999             1998
                                                                   ---------------  ---------------
           Income tax expense (benefit) from operations        $           (319)             272
           Accumulated other comprehensive
              income - unrealized loss on securities
                  available for sale                                       (983)            (281)
                                                                   ---------------  ---------------
                                                               $         (1,302)              (9)
                                                                   ===============  ===============

                                       30                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


       The following are the significant components of the net deferred tax asset at December 31, 1999 and 1998 (in thousands):

                                                                                          1999             1998
                                                                                      ---------------  ---------------

       Components of deferred tax asset:
          Provision for loan losses - book                                         $           333              296
          Loan fees                                                                             50               77
          Interest reserves                                                                      3                6
          Amortization of premiums and discounts on investment
              securities and mortgage-backed securities                                        199              224
          Accrued SERP                                                                          61               24
          Other                                                                                 92               45
          Unrealized losses on available-for-sale securities                                 1,136              153
                                                                                      ---------------  ---------------
                         Total deferred tax asset                                            1,874              825
                                                                                      ---------------  ---------------
       Components of deferred tax liability:
          Depreciation                                                                         (55)             (40)
          Provision for loan losses - tax                                                     (288)            (360)
          Deferred loan cost                                                                   (47)              --
          Other                                                                                (10)             (14)
                                                                                      ---------------  ---------------
                         Total deferred tax liability                                         (400)            (414)
                                                                                      ---------------  ---------------
                         Net deferred tax asset                                    $         1,474              411
                                                                                      ===============  ===============
       Net state deferred tax asset                                                             80               23
       Net federal deferred tax asset                                                        1,394              388
                                                                                      ---------------  ---------------
                                                                                   $         1,474              411
                                                                                      ===============  ===============

       Management has determined that it is more likely than not that it will realize the deferred tax asset based upon the nature and timing of the items listed above. There can be no assurances, however, that there will be no significant differences in the future between taxable income and pretax book income if circumstances change. In order to fully realize the net deferred tax asset, the Bank will need to generate future taxable income. Management has projected that the Bank will generate sufficient taxable income to utilize the net deferred tax asset; however, there can be no assurance as to such levels of taxable income generated.

       Retained earnings at December 31, 1999 include approximately $3.1 million for which no provision for income taxes has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes; distributions in complete or partial liquidation; stock redemptions; and excess distributions to shareholders. Management is not aware of the occurrence of any such events. At December 31, 1999, the Bank has an unrecognized tax liability of $1.1 million with respect to this reserve.

                                       31                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


(12)   Commitments, Contingencies and Concentrations of Credit Risk

       In the ordinary course of business, the Bank has various outstanding commitments that are not reflected in the accompanying consolidated financial statements. The principal commitments of the Bank are outlined in the following section.

       Lease Commitments

       At December 31, 1999, the Bank is obligated under a noncancelable operating lease expiring in February 2005 for its office and drive-in facilities in Ridgewood, New Jersey. The lease contains escalation clauses providing for increased rentals based upon increases in the consumer price index and an option to renew for an additional ten years. In addition, the Bank leases a facility in Mahwah, New Jersey, under a noncancelable operating lease expiring in November 2007. The lease contains an option to renew for an additional eight years. Net rent expense exclusive of real estate taxes under the operating leases, included in occupancy and equipment expense, was approximately $187,000 and $166,000 for the years ended December 31, 1999 and 1998, respectively.

       The projected minimum rental payments under the terms of the leases, exclusive of the renewal options, as of December 31, 1999 are as follows:

                   2000                       $        155,000
                   2001                                155,000
                   2002                                155,000
                   2003                                155,000
                   2004                                155,000
                   2005 and thereafter                 627,000
                                                  ---------------
                                              $      1,402,000
                                                  ===============

       Real estate taxes, insurance and maintenance expenses are generally obligations of the Bank and, accordingly, are not included as part of rental payments.

       At December 31, 1999, the Bank is obligated to third-party contractors in the amount of $846,000 to complete renovations of premises acquired during 1999.

       Financial Instruments with Off-balance-sheet Risk

       The Bank maintains its cash and cash equivalents in bank deposit accounts, the balances of which, at times, may exceed federally insured limits. Additionally, the Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments primarily consist of commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated statements of financial condition.

       The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The

                                       32                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


        amount and type of collateral obtained by the Bank upon extension of credit varies and is based on management's credit evaluation of the counterparty/ customer.

       Loan Commitments

       At December 31, 1999, the Bank has outstanding firm commitments to originate loans as follows (in thousands):

                                                                  Fixed           Variable
                                                                   rate             rate             Total
                                                              ---------------  ---------------   ---------------
                First mortgage loans                       $            40            2,382             2,422
                Consumer and other loans                                76              494               570
                Commercial and construction                             --            2,914             2,914
                                                              ---------------  ---------------   ---------------
                                                           $           116            5,790             5,906
                                                              ===============  ===============   ===============

                         Commitments under home equity
                             lines of credit                                    $     8,392
                         Commitments under overdraft lines
                             of credit                                                  478
                                                                                ------------------
                                                                                $     8,870
                                                                                ==================

       Litigation

       In the normal course of business, the Bank may be a party to various outstanding legal proceedings and claims. In the opinion of management, the consolidated financial position of the Bank will not be materially affected by the outcome of such legal proceedings and claims.

       Concentrations of Credit Risk

       A substantial portion of the Bank's loans are one- to four-family residential first mortgage loans secured by real estate located in New Jersey. Accordingly, the collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in real estate market conditions.


(13)   Minimum Regulatory Capital Requirements

       The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the Federal Deposit
       Insurance Corporation (FDIC). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                                       33                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


       Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999 and 1998, that the Company and Bank met all capital adequacy requirements to which it is subject.

       As of December 31, 1999, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank's category. The Company's and Bank's actual capital amounts and ratios as of December 31, 1999 and 1998 are also presented in the table.

                                                                                                    To be well
                                                                                                 capitalized under
                                                                         For capital             prompt corrective
                                                Actual                adequacy purposes          action provisions
                                        ------------------------   ------------------------   -------------------------
                                          Amount       Ratio         Amount       Ratio         Amount        Ratio
                                        ----------- ------------   ------------ -----------   ------------ ------------
                                                                        (in thousands)
       As of December 31, 1999:
           Total capital (to risk-
              weighted assets):
                 Consolidated         $     27,560      20.70    $     10,158        8.00   $     12,698       10.00
                 Bank                       23,574      18.57          10,156        8.00         12,696       10.00
           Tier 1 capital (to risk-
              weighted assets):
                 Consolidated               26,636      20.98           5,079        4.00          7,619        6.00
                 Bank                       22,650      17.84           5,078        4.00          7,617        6.00
           Tier 1 capital (to average
              assets):
                 Consolidated               26,636       9.98          10,676        4.00         13,346        5.00
                 Bank                       22,650       8.59          10,547        4.00         13,184        5.00
       As of December 31, 1998:
           Total capital (to risk-
              weighted assets):
                 Consolidated                   --         --              --          --             --          --
                 Bank                       18,522      18.57           7,977        8.00          9,972       10.00
           Tier 1 capital (to risk-
              weighted assets):
                 Consolidated                   --         --              --          --             --          --
                 Bank                       17,690      17.74           3,989        4.00          5,983        6.00
           Tier 1 capital (to average
              assets):
                 Consolidated                   --         --              --          --             --          --
                 Bank                       17,690       6.88          10,286        4.00         12,858        5.00
                                        =========== ============   ============ ===========   ============ ============

                                       34                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


(14)   Fair Values of Financial Instruments

       The following methods and assumptions were used by the Bank in estimating its fair value disclosure for financial instruments:

       Cash and Cash Equivalents

       The carrying amounts reported in the consolidated statements of financial condition for these assets approximate their fair value.

       Investment Securities (Including Mortgage-backed Securities)

       Fair values for investment securities are based on quoted market prices.

       Loans

       Fair values are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.

       Deposits

       The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair value for certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregate contractual maturities on such time deposits.

       Borrowed Funds

       The fair value of borrowed funds is estimated using a discounted cash flow calculation that applies interest rates currently being offered.

       FHLB Stock

       The fair value of FHLB stock approximates carrying value.

       Off-balance-sheet Commitments

       The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar arrangements and is not included in the table since it is not significant.


                                       35                            (Continued)

                    RIDGEWOOD FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


       The estimated fair values of the Bank's financial instruments at December 31, 1999 and 1998 are as follows (in thousands):

                                                              1999                               1998
                                                 --------------------------------  ---------------------------------
                                                    Carrying           Fair           Carrying            Fair
                                                     amount           value            amount            value
                                                 ---------------  ---------------  ---------------   ---------------
           Assets:
               Cash and cash equivalents      $        10,453           10,453           43,474            43,474
               Investment securities - HTM                860              847            1,354             1,374
               Investment securities - AFS             39,476           39,476           16,921            16,921
               Mortgage-backed securities -
                  HTM                                  17,340           17,088           11,277            11,409
               Mortgage-backed securities -
                  AFS                                  28,265           28,265           88,390            88,390
               Loans receivable, net                  167,468          165,619          107,021           113,380
               FHLB stock                               2,622            2,622            1,949             1,949
           Liabilities:
               Deposits                               201,937          199,732          205,529           206,077
               Borrowed funds                          48,678           48,343           32,557            33,989
                                                 ===============  ===============  ===============   ===============

       The carrying amounts in the preceding table are included in the consolidated statements of financial condition under the applicable captions.

       Limitations

       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       Fair value estimates are based on existing on-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.



                                       36